As filed with the Securities and Exchange Commission on May 5, 2020

Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
HESKA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	77-0192527
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3760 Rocky Mountain Avenue
Loveland, CO	80538
(Address of Principal Executive Offices)	(Zip Code)

STOCK INCENTIVE PLAN OF HESKA CORPORATION
(Full title of the plan)

Kevin S. Wilson
Chief Executive Officer and President
HESKA CORPORATION
3760 Rocky Mountain Avenue
Loveland, CO 80538
(Name and address of agent for service)

(970) 493-7272
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value	300,000	$70.94	$21,282,000	$2,762.40
(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional shares of common stock of the registrant as may be offered or issued or become issuable to prevent dilution as a result of any stock splits, stock dividends or similar transactions which result in an increase in the number of the registrant’s shares of outstanding common stock.
(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based on the average of the high and low sales prices as reported on the Nasdaq Capital Market on April 30, 2020.

GENERAL INSTRUCTION INFORMATION

This registration statement is being filed in accordance with General Instruction E to Form S-8 for the purpose of registering 300,000 additional shares of common stock, $0.01 par value, of Heska Corporation (the “Registrant”), reserved for issuance under the Stock Incentive Plan of Heska Corporation, which was formerly known as the Amended and Restated 1997 Stock Incentive Plan (the “Plan”). These shares are additional securities of the same class as other securities for which registration statements of the Registrant on Form S-8 relating to the same employee benefit plan are effective.

The Registrant’s Form S-8 Registration Statements filed with the Securities and Exchange Commission (the “Commission”) on August 21, 1997, File No. 333-34111, February 27, 1998, File No. 333-47129, February 11, 1999, File No. 333-72155, May 31, 2000, File No. 333-38138, February 7, 2001, File No. 333-55112, February 4, 2002, File No. 333-82096, January 31, 2003, File No. 333-102871, February 11, 2004, File No. 333-112701, March 8, 2005, File No. 333-123196, April 3, 2006, File No. 333-132916, April 2, 2007, File No. 333-141737, February 25, 2014, File No. 333-194120, May 6, 2014, File No. 333-195734, and May 25, 2016, File No. 333-211567, and May 22, 2018, File No. 333-225112 are hereby incorporated by reference.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Not required to be filed with this registration statement.

Item 2. Registrant Information and Employee Plan Annual Information*

Not required to be filed with this registration statement.

*The information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference in this registration statement:

(1)
The Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 28, 2020 (including the sections of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on March 2, 2020, that are incorporated by reference therein);

(2)	The Registrant’s Current Reports on Form 8-K filed on January 15, 2020, January 24, 2020, April 1, 2020, April 9, 2020, April 22, 2020 and April 27, 2020 to the extent “filed” and not “furnished”; and

(3)
The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A/A (File No. 000-22427) filed on January 4, 2011, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents, excluding any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K (and corresponding information furnished under Item 9.01 or included as an exhibit thereto).

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Restated Certificate of Incorporation, as amended, provides for the elimination of personal monetary liability of directors to the fullest extent permissible under Delaware law. Delaware law does not permit the elimination or limitation of director monetary liability for: (i) breaches of the director’s duty of loyalty to the corporation and its stockholders; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions or (iv) transactions in which the director derived an improper personal benefit.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

(1) to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

(2) the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

(3) the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 6, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of Registrant, and whether civil, criminal, administrative, investigative or otherwise.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of the Registrant under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

The Registrant’s Restated Certificate of Incorporation, as amended, authorizes the Registrant to indemnify the Registrant’s directors and officers to the fullest extent permitted under Delaware law.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors and such officers to the fullest extent permitted by law and by the Registrant’s Restated Certificate of Incorporation, as amended, or its Amended and Restated Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 8.    Exhibits

Exhibit Number	Description
5.1*	Opinion of Gibson Dunn & Crutcher LLP as to the legality of the securities being registered.
23.1*	Consent of Plante & Moran, PLLC.
23.2*	Consent of EKS&H LLLP.
23.3	Consent of Gibson Dunn & Crutcher LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this Registration Statement).
99.1*	Heska Corporation Stock Incentive Plan (most recently amended and restated effective April 8, 2020).

* Filed Herewith

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Loveland, State of Colorado, on May 5, 2020.

HESKA CORPORATION

By:	/s/ Kevin S. Wilson
Kevin S. Wilson
Chief Executive Officer and President
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin S. Wilson and Catherine Grassman, and each of them, his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her, in any and all capacities, to sign any amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or their substitute or substitutes may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin S. Wilson	Chief Executive Officer, President and Director	May 5, 2020
Kevin S. Wilson	(Principal Executive Officer)

/s/ Catherine Grassman	Executive Vice President, Chief Financial Officer	May 5, 2020
Catherine Grassman	(Principal Financial and Principal Accounting Officer)

/s/ Scott W. Humphrey	Chair	May 5, 2020
Scott W. Humphrey

/s/ Mark F. Furlong	Director	May 5, 2020
Mark F. Furlong

/s/ Sharon J. Larson	Director	May 5, 2020
Sharon J. Larson

/s/ David E. Sveen	Director	May 5, 2020
David E. Sveen, Ph.D.

/s/ Bonnie J. Trowbridge	Director	May 5, 2020
Bonnie J. Trowbridge